EXHIBIT 99.1


THURSDAY NOVEMBER 9, 6:00 AM EASTERN TIME

PRESS RELEASE

SOURCE: VALENCE TECHNOLOGY

VALENCE TECHNOLOGY ENTERS INTO AGREEMENT TO ACQUIRE ALL BELLCORE LITHIUM-ION POLYMER BATTERY INTELLECTUAL PROPERTY RIGHTS FROM TELCORDIA FOR THREE MILLION SHARES

HIGHLIGHTS: -- ACQUISITION TO INCLUDE 42 U.S. PATENTS, 15 EXISTING LICENSE AGREEMENTS AND PLION(TM) TRADEMARK -- VALENCE TO BECOME THE DOMINANT GLOBAL LICENSOR OF LITHIUM-ION POLYMER TECHNOLOGY -- VALENCE TO CREATE SEPARATE BUSINESS UNITS TO LAUNCH GLOBAL TECHNOLOGY TRANSFER PROGRAM -- LITHIUM-ION POLYMER TECHNOLOGY REPRESENTS A SUPERIOR POWER SOURCE FOR ALL PORTABLE ELECTRONIC DEVICES

HENDERSON, Nev., Nov. 9 /PRNewswire/ -- Valence Technology Inc. (Nasdaq: VLNC - news), a leader in the development and commercialization of lithium- ion polymer rechargeable batteries, today announced it has executed an agreement to acquire all rights in lithium-ion polymer battery technology from Telcordia Technologies, Inc. (formerly Bellcore) for 3 million newly issued shares of Valence common stock.

Following the acquisition, Valence intends to package the acquired technology with its own internally developed lithium-ion polymer battery technology and actively license the package of technology worldwide. The transaction will provide Valence all of the Bellcore intellectual property covering lithium-ion, solid state, polymer batteries (also known as "plastic batteries.")

The transaction is structured as an asset purchase and is subject to Federal Trade Commission approval well as other customary closing conditions. The acquisition is expected to be completed in December 2000.

Valence will obtain all rights in the battery field as they relate to lithium-ion, solid-state polymer batteries and will become the licensor under Telcordia's license agreements.

Acquisition Includes 42 U.S. Patents and 15 Existing Licensees and PLiON(TM) Trademark

The purchase includes the acquisition of 42 U.S. patents, 14 U.S. patents pending, and more than 200 foreign patents issued and pending, and 15 Bellcore licenses with battery manufacturers throughout the world. The Bellcore patents will add to Valence's already extensive portfolio of over 260 U.S. patents, issued and pending, all covering Valence Technology's advanced lithium ion polymer rechargeable battery technology.

Bellcore developments have resulted in a variety of electrochemical energy storage devices. The patented plastic lithium-ion PLiON(TM) rechargeable battery technology is recognized as the leading-edge technology in the rapidly emerging field of polymer-based, solid state batteries.

Valence will become the dominant global licensor of lithium-ion polymer technology


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"This critical acquisition will establish Valence as the world leader in the design, development and manufacturing of lithium ion polymer batteries and battery materials," said Lev M. Dawson, Chairman and CEO. "The planned acquisition of the Bellcore technology, combined with our extensive patent portfolio, advanced research and development capabilities and vertically integrated manufacturing plant in Northern Ireland means Valence will now enter its most exciting phase -- worldwide technology transfer and licensing. We intend to work with other battery manufacturers, license our intellectual property and make lithium polymer batteries the new standard for powering portable electronic devices," he said.

Dawson believes Valence's extensive patent portfolio and know-how will be of significant benefit to other manufactures that have attempted without success to utilize the Bellcore lithium polymer technology. "This acquisition will change everything. We will be able to offer our patent portfolio, expertise and specialized materials to the battery industry so our former competitors will now become our customers. We believe that the opportunity available to us in offering this combination of product and services will be the most promising development for Valence since we made our first experimental polymer battery in 1988," he said.

Valence To Create Separate Companies To Launch Global Technology Transfer
Program

On or before the closing, Valence will restructure its business into three companies under a Valence Technology holding company.

A company will be formed to develop licensing and consulting relationships centered on Valence Technology's core technology for PLiON(TM) battery design, factory design and material fabrication processes. The sale of battery materials and components required for cell construction and assembly will be channeled through a second company. A third company will continue to focus on the sale of next generation and specialty lithium-ion polymer battery products for the purpose of strategic market development necessary for the continued success of the technology licensing and material business units.

Following the acquisition, Valence intends to market specialized battery materials and components to licensees and battery manufacturers worldwide. "We can now manufacture vast quantities of the highest quality specialized electro-active laminated film that forms the heart of the battery," said Dawson. "By maintaining our high level of quality control, the material we produce will enable our licensees to manufacture consistent, efficient and cost-effective batteries, which is something only Valence Technology has achieved to-date using the Bellcore technology."

Significant and Rapidly Growing Market

With a projected market of 1.89 billion rechargeable batteries required worldwide in the mobile communications market through 2005, Dawson believes Valence will become a major player in the field as a licensor of technology. "These unique batteries are safer and more environmentally friendly than other technologies," he stated. Valence's unique technology is much lower in cost compared to other manufacturers, due to its material, process and cell design. Recent concerns about battery safety and the need to manufacture


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plastic batteries in varied and changing shapes to conform to an increasing variety of portable electronic platforms are expected to generate additional interest in this unique technology. "The Valence battery technology, because of its cost advantage, safety, flexibility and superior performance, is winning increasing support in the portable electronics industry, and we believe it can become the dominant power source into the new millennium," said Dawson.

Investor Conference Call Members of the public are invited to listen to the Company's live conference call on the Internet, on Thursday, November 9, 2000, at 9:00 AM PST/12:00 AM EST. This one-hour conference call will feature Lev Dawson, Chairman and CEO, in a discussion about this announcement. Investors wishing to hear the conference call may log onto http://www.vcall.com/. A replay will be available for 30 days after the call.

About Valence Technology

Valence operates facilities in Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the Nasdaq National Market under the symbol VLNC. Additional information is available by visiting www.Valence.com.

About Telcordia Technologies

Telcordia Technologies, Inc., an SAIC company, is one of the world's largest providers of operations support systems, network software and consulting and engineering services to the telecommunications industry. Additional information is available by visiting www.telcordia.com

The information contained herein includes forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the satisfaction of closing conditions, the ability of Valence to integrate licensing into its operations, including the management of the existing Bellcore licensees and the successful establishment of a business selling battery materials and components are subject to risks and uncertainties both within and outside Valence's control. These risk factors are described from time to time in Valence's SEC reports.